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                             BellSouth Corporation
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The following question and answer form will be sent to BellSouth employees.  The document addresses questions on BellSouth's proposed Latin America tracking stock.




               BellSouth Employee Questions and Answers Regarding
                       Latin America Group Tracking Stock

Q1. Will employees be able to participate in the public offering of Latin America group tracking stock?

A1. BellSouth is currently in the "quiet period" required by the SEC prior to issuance of the prospectus for the public offering.
     Therefore, we cannot answer this question at this time. However, other companies involved in public offerings have, in some cases, given their employees the opportunity to purchase stock. BellSouth is reviewing the programs sponsored by these companies prior to finalizing an approach for BellSouth employees. We will share more information when it is permissible under SEC rules.


Q2.  What is going to happen to my BellSouth common stock in the 401(k) Plan?

A2. When the Latin America group stock is first issued in the public offering, all BellSouth common stock, including the stock in the in the 401(k) Plan, will automatically convert to BLS group stock. No other changes will occur to your BellSouth stock in the 401(k) plan at that point. However, as described in the proxy statement, BellSouth plans to distribute Latin America group stock to holders of BLS group stock six to 12 months after the public offering. Therefore, employees who hold shares of BLS group stock through the company's 401(k) Plan (as well as other company-sponsored plans) will receive an allocation of Latin America group stock at the time of the distribution.


Q3. How will the distribution of the Latin America group stock to BLS group shareholders impact the value of my existing BellSouth investment in the 401(k) Plan?

A3.
     o Your current investment in BellSouth through the 401(k) Plan is in BellSouth common stock. The value of this investment fluctuates based upon changes in BellSouth's stock price and the reinvestment of quarterly dividends.

     o    After  the  public  offering  of  Latin  America  group  stock,   your
          investment will fluctuate based upon changes in the BLS group stock price and the reinvestment of quarterly dividends.

     o After the distribution of Latin America group stock (discussed above) your investment in BellSouth will include both BLS group stock and Latin America group stock. The value of your investment will then fluctuate based upon changes in the BLS group stock price, the reinvestment of BLS group quarterly dividends and changes in the Latin America group stock price.


Q4.  Will I be able to invest in Latin  America  group stock  through the 401(k)
     Plan?

A4. Yes, participants in the 401(k) Plans will eventually be able to invest in Latin America group stock. However, this option may not be available until after the distribution of Latin America group shares. We will provide more details when we have a final plan.


Q5. Will I be able to invest in the Latin America group stock through the existing stock purchase plans for employees?

A5. Yes, employees will be able to invest in the Latin America group stock through the existing stock purchase plans for employees. We will provide more details when we have a final plan.


Q6. How will the 401(k) Plan employer match and LESOP awards be handled after the Latin America tracking stock is distributed?

A6. The 401(k) match and/or LESOP awards will be made in some combination of BLS group stock and Latin America group stock after the distribution. The exact ratio has not yet been determined.


Q7. Considering what has happened to the AT&T tracking stock for its domestic cellular business, why is BellSouth interested in doing a tracking stock?

A7. A tracking stock is just another class or series of a corporation's common stock. Although a tracking stock is created to reflect the separate performance of a group of assets/business units/divisions, etc., its value is not immune from the market's perception of the strength of the company as a whole, including the strength of management.

     We believe that the performance of AT&T's tracking stock reflects the market's view that AT&T has some fundamental weaknesses in its business and does not necessarily indicate there is a problem with the tracking stock concept. We also believe that BellSouth's situation is very different from AT&T's.

     This notice shall not constitute an offer to sell, or the solicitation of an offer to buy any securities.